STARK TINTER & ASSOCIATES, LLC
Certified Public Accountants
7535 E. Hampden Ave., Ste. 109
Denver, CO 80231
303.694.6700
303.337.8116 fax



August 11, 2000


To Whom It May Concern:

The firm of Stark Tinter & Associates, LLC, consents to the inclusion of its report of August 11, 2000, on the Financial Statements of Finders Keepers, Inc. for the six months ending June 30, 2000, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,



/s/Wesley N. Stark, CPA